EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Akorn, Inc.
Buffalo Grove, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 25, 2005, relating to the consolidated financials statements of Akorn, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Chicago, Illinois
June 9, 2005